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                                                                  EXHIBIT (c)(5)

                             STOCKHOLDERS AGREEMENT

          THIS STOCKHOLDERS AGREEMENT (this "Agreement") dated as of
                                , 1999, is entered into by and among Instron
     Corporation, a Massachusetts corporation (the "Company"), and all of the stockholders of the Company (the "Stockholders").

                                    RECITALS

          1. Certain terms are defined in Section 1 of this Agreement and will have the meanings specified in Section 1.

          2. The Stockholders own all of the issued and outstanding shares of the common stock, $1.00 par value, of the Company (the "Common Stock").

          3. The Stockholders and the Company desire to agree upon certain terms and conditions which shall govern the ownership and transfer of the Shares.

                                   AGREEMENTS

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions set forth in this Agreement, the parties agree as follows:

SECTION 1. DEFINITIONS

          As used in this Agreement, the following terms have the following respective meanings:

          "Acceptance Period" means the fifteen (15) business days from and after the date of receipt by the Company of a Notice of Intention to Sell.

          "Affiliate" means with respect to any Person, any other Person (other than the Company or any Subsidiary of the Company) that directly or indirectly controls, is controlled by or is under common control with such Person.

          "Board of Directors" means the Board of Directors of the Company.

          "Cause" means (i) the continued failure of the Management Employee to perform substantially the Management Employee's duties with the Company or one of its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Management Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Management Employee has not substantially performed the Management Employee's duties, (ii) the engaging by the Management Employee in illegal conduct or willful misconduct, in each case which is materially injurious to the Company, (iii) the Management Employee's intentional violation of the Management Employee's confidentiality obligations with respect to the Company's confidential information, knowledge or data or the Management Employee's violation of his agreement to not engage in competition with the Company, or (iv) the Management Employee's conviction of, or plea of guilty or nolo contendere to, a felony involving moral turpitude. For purposes of this definition, no act or failure to act, on the part of the Management Employee, shall be considered "willful" or "intentional" unless it is done, or omitted to be done, by the Management Employee in bad faith or without reasonable belief that the Management Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Management Employee in good faith and in the best interests of the Company. The cessation of employment of the Management Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the

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     Management Employee a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to the Management Employee and the Management Employee is given a reasonable opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Management Employee is guilty of the conduct described in clause (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

          "Credit Agreements" means the Indenture or any other agreement or instrument under which the Company or any Subsidiary has any Debt outstanding at the applicable time, including, without limitation, the [NATIONAL CITY CREDIT AGREEMENT].

          "Debt" of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or
     (iv) for all or any part of the deferred purchase price of property or services (other than trade payables), or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.

          "Disability" means the Management Employee's incapacity due to physical or mental illness which has caused the Management Employee to be absent from the full-time performance of his or her duties with the Company for a period of six (6) consecutive months if the Company shall have given the Management Employee written notice of termination and, within thirty
     (30) days after such notice is given, the Management Employee shall not have returned to the full-time performance of his or her duties.

          "EBITDA" means methodology to achieve LTM EBITDA of $25.617 million at 3/31/99 as reflected in "Fair Value" definition; [INSERT METHODOLOGY WILL ALSO PROVIDE FOR PRO FORMA ADJUSTMENTS TO EXCLUDE ACQUISITIONS AND DIVESTITURES MADE DURING MOST RECENT FOUR QUARTER PERIOD AND RELATED DEBT CHANGES].

          "Eligible Stockholder" Means (i) the Kirtland Entities, (ii) each Other Stockholder, and (iii) each Management Stockholder who is an employee of the Company or any Subsidiary of the Company upon the giving of the Notice required by Section 3.3.

          "Existing Option Plan" means the Instron Corporation 1992 Stock Incentive Plan.

          "Fair Value" means the product achieved by multiplying (i) EBITDA for the four (4) full fiscal quarters immediately preceding the Management Stockholder Repurchase Event in question, determined on a pro forma basis consistent with the methodologies set forth in the "EBITDA" definition and
     (ii) [MULTIPLE AS OF THE CLOSING USING METHODOLOGY DESCRIBED BELOW](1) and subtracting all Debt of the Company and its Subsidiaries on a consolidated basis then outstanding on the last day of such four fiscal quarter period and (iii) adding all cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis on such date, with the result then being divided by the aggregate number of Shares then outstanding on a fully diluted basis, including, without limitation, all Options and warrants, if any, then outstanding.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person
     (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to

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1 At present, such multiple is 6.75 based on the assumption that (i) net Debt is
 $13 million, (ii) LTM EBITDA at 3/31/99 is $25.617 million and (iii) enterprise value is $172 million. These assumptions will be updated at the closing using LTM EBITDA at the most recent quarter end.
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     take-or-pay, or to maintain financial statement conditions or otherwise) or
     (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligations of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

          "Immediate Family" has the meaning ascribed thereto in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (or any successor rule to the same effect), as in effect from time to time.

          "Indenture" means the Indenture, dated as of             , 1999,
     between the Company and                , as Trustee.

          "Kirtland" means Kirtland Capital Partners III L.P., together with its successors and transferees.

          "Kirtland Entities" means Kirtland, Kirtland Capital Company III LLC and ISN Investments Ltd., together with their successors and transferees.

          "Kirtland Shares" means any and all Shares held by the Kirtland Entities.

          "Management Employee" means an individual who is employed by the Company or any Subsidiary of the Company at the time he or she executes and delivers this Agreement.(2)

          "Management Stockholder" means collectively a Management Employee and each and every Management Transferee of such Person.

          "Management Stockholder Repurchase Event" means the death or Disability of or the termination of employment of a Management Employee with the Company or any Subsidiary of the Company for any reason whatsoever.

          "Management Transferee" means each and every direct or indirect transferee of any Management Employee.

          "Notice of Intention to Sell" means the written notice specified in
     Section 3.1.

          "Options" means any and all options to purchase Shares issued pursuant to the Instron Corporation 1999 Stock Option Plan or the Existing Option Plan.

          "Other Stockholder" means George S. Burr , Helen L. Burr, Harold Hindman of the Harold Hindman Trust -- 4/11/69, together with their respective heirs, administrators, executors, successors and assigns, as applicable, and any direct or indirect transferee of George S. Burr, Helen
     L. Burr, Harold Hindman, or the Harold Hindman Trust -- 4/11/69, together with each of such transferee's heirs, administrators, executors, successors and assigns, as applicable.

          "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity.

          "Prime Rate" means the "Prime Rate" as reported by The Wall Street Journal in its column entitled "Money Rates," such rate being the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks; PROVIDED, HOWEVER, that if The Wall Street Journal no longer publishes such rate or changes the definition of such rate, the Company shall substitute another reference to be used to define the Prime Rate which closely approximates the original definition used herein.

          "Qualified Note" means an unsecured promissory note of the Company (i) maturing in five years, with principal due in five equal annual installments, (ii) bearing interest at an annual rate equal to the Prime Rate, with interest paid annually in arrears, and (iii) becoming payable on a Substantial Sale; PROVIDED, HOWEVER, that the terms of such note shall expressly be subordinated and subject to the Company's Credit Agreements as required by the lenders thereunder and any failure by the Company to make any principal or interest payment on such note shall not be a default under such note if such payment is at the time of payment prohibited under the terms of any of the subordination provisions of the Credit Agreements.

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     2 This definition may be revised at the closing depending upon how Shares will be owned at closing (i.e., to reflect issuances to spouses, trusts, etc.). The intent of such revision would be to ensure that all such persons are bound by the Stockholders Agreement.
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          "Restricted Shares" means Shares subject to transfer and vesting restrictions pursuant to the Restricted Stock Award Agreements so long as such Shares remain subject to such restrictions.

          "Restricted Stock Award Agreements" means the Restricted Stock Award Agreements, as amended on the date of this Agreement, between the Company and certain Management Employees.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Shares" means the Common Stock of the Company (including the Restricted Shares) now or hereafter outstanding and any securities into which any such Common Stock may have been changed, converted or exchanged.

          "Stockholder" means each of the signatories to this Agreement (other than the Company) and each other Person who hereafter becomes the owner of any Shares.

          "Subsidiary" means any Person of which at least a majority of the voting stock or voting interests of such Person are owned, directly or indirectly, by any other Person.

          "Substantial Sale" means the sale of the Company or its business to any Person whether by merger, consolidation, sale of all or substantially all of the assets or capital stock of the Company or otherwise, which has been approved by the Board of Directors but shall not include a public offering of equity securities by the Company or any Subsidiary of the Company.

          "Transfer" means sale, transfer, assignment, gift, pledge, hypothecation, encumber, or other disposition, whether voluntary or involuntary.

          "Vested Options" means any Options that at the time of determination are then exercisable.

SECTION 2. RESTRICTIONS ON TRANSFER

     2.1 RESTRICTION ON TRANSFER. At no time during the term of this Agreement may a Stockholder Transfer any Shares or any interest in Shares except:

          (a) in the case of a Management Stockholder, to the extent permitted and under the conditions set forth in Sections 3, 4 or 5 (it being understood that, notwithstanding any other provision of this Agreement to the contrary, Restricted Shares may not be Transferred pursuant to such
     Section 3, 4 (other than in circumstances constituting a Change in Control of the Company (as defined in the Restricted Stock Award Agreement) or 5);

          (b) in the case of an Other Stockholder, to the extent permitted and under the conditions set forth in Sections 3 or 4;

          (c) that any Kirtland Entity may Transfer any of its Shares to (i) any Affiliate of any Kirtland Entity, (ii) any other Kirtland Entity, (iii) any Person so long as all Transfers to any Persons on a cumulative basis pursuant to this clause (iii) do not, in the aggregate, exceed 90,909 Shares or (iv) the partners, members or stockholders, as the case may be, of any Kirtland Entity, on a pro rata basis as part of a partnership distribution;

          (d) that any Kirtland Entity may Transfer any of its Shares to any Person provided that such Kirtland Entity complies with the provisions of
     Section 4, if applicable;

          (e) any Management Stockholder or any Other Stockholder may Transfer Shares (other than Restricted Shares) to any one or more members of such Stockholder's Immediate Family (or to one or more trusts established solely for the benefit of such Stockholder and/or one or more members of such Stockholder's Immediate Family or to one or more partnerships in which the only partners are such Stockholder and/or members of such Stockholder's Immediate Family); and

          (f) any Stockholder may Transfer Shares pursuant to an initial public offering of the equity securities of the Company subject to the provisions of the Registration Rights Agreement, dated the date hereof, by and among the Company and the Stockholders.

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The Company will not recognize any Transfer of any Shares unless such Transfer is made in full compliance with all provisions of this Agreement. Any transferee of any Shares must agree in writing to become a party to, and to be bound by the provisions of, this Agreement.

     2.2 SECURITIES LAW RESTRICTIONS. Notwithstanding any other provision in this Agreement, but subject to the express written waiver by the Company in the exercise of its good faith and reasonable judgment, no Stockholder may Transfer any Shares without the registration of the Transfer of such Shares under the Securities Act or until the Company has received such legal opinions or other evidence that such Transfer is exempt from the registration requirements under the Securities Act and applicable state securities laws as the Company deems appropriate in light of the facts and circumstances relating to such proposed Transfer, together with such representations, warranties and indemnifications from the transferor and the transferee as the Company deems appropriate to confirm the accuracy of the facts and circumstances that are the basis for any such opinion or other assurances and to protect the Company and the other Stockholders from any liability resulting from any such Transfer.

SECTION 3. RIGHT OF FIRST REFUSAL

     3.1 INTENTION TO SELL. If a Management Stockholder or an Other Stockholder wishes to sell all or any portion of the Shares owned by such Stockholder to a bona fide third party for cash (other than a Transfer pursuant to Section 2.1(e), 4 or 5), such Management Stockholder or Other Stockholder promptly shall deliver to the Company a Notice of Intention to Sell setting forth the number of Shares to be sold (the "Offered Shares"), the proposed purchase price per Offered Share, the proposed purchaser (including any information concerning such purchaser and its Affiliates as the Company may reasonably request) and the other terms of sale.

     3.2 ACCEPTANCE PERIOD. Upon receipt of a Notice of Intention to Sell and for the duration of the Acceptance Period, the Company or its designee (which shall not include any Kirtland Entity or any Affiliate thereof) will have the right and option to elect to purchase all or any portion of such Offered Shares at the purchase price and on the terms stated in the Notice of Intention to Sell. On or before the expiration of the Acceptance Period, the Company may give the Management Stockholder or Other Stockholder written notice of the Company's intention to exercise its rights to purchase, or cause such designee to purchase, the Offered Shares.

     3.3 NOTICE OF ELECTION TO PURCHASE; FAILURE OF COMPANY TO EXERCISE ITS OPTION TO PURCHASE. If the Company or such designee fails to elect to purchase all of the Offered Shares in accordance with the provisions of Sections 3.1 and 3.2, then, prior to the expiration of the Acceptance Period, the Company shall give written notice to each Eligible Stockholder (the "Notice") setting forth the number of Offered Shares remaining available for purchase pursuant to the Notice of Intention to Sell, and each Eligible Stockholder will then have the right and option to, within ten (10) business days after receiving the Notice from the Company, elect to purchase (i) all of such Offered Shares so remaining available (if there is only one Eligible Stockholder electing to purchase such Shares) or (ii) up to its pro rata share of such Offered Shares so remaining available (if there is more than one Eligible Stockholder electing to purchase such Shares), or (iii) such Offered Shares so remaining available in such other proportions as the Eligible Stockholders may mutually agree, at the purchase price and on the terms stated in the Notice of Intention to Sell, such election to be made by giving written notice to the Company within ten (10) business days after the receipt of the Notice.

     3.4 SELLING STOCKHOLDER'S RIGHTS UPON FAILURE TO EXERCISE RIGHT TO PURCHASE ALL OFFERED SHARES. If the Company and the Eligible Stockholders fail to elect to purchase all of the Offered Shares under Sections 3.1, 3.2 and 3.3, then the Management Stockholder or the Other Stockholder who or which delivered the Notice of Intention to Sell may sell all (but not less than all) of the Offered Shares to the purchaser specified in the Notice of Intention to Sell at the price and upon the same terms set forth in the Notice of Intention to Sell, at any time within twenty (20) business days after the last date on which any Eligible Stockholder will be entitled to make any election pursuant to the provisions of Section 3.3. The purchaser specified in the Notice of Intention to Sell must, prior to purchasing the Offered Shares, agree in writing to become a party to, and to be bound by the provisions of, this Agreement, and the Company will not recognize any Transfer to such purchaser of Offered Shares until such agreement has been executed and delivered to the Company. If the Offered Shares are not sold by the Management Stockholder or the Other Stockholder during such twenty (20) business-day period, the right

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of the Management Stockholder or the Other Stockholder to sell such Offered
Shares will expire and such remaining Offered Shares again will be subject to the restrictions contained in this Agreement and will not thereafter be Transferred except in compliance with this Agreement.

     3.5 PAYMENT FOR OFFERED SHARES. Payment by the Company or the Eligible Stockholders for the Management Stockholder's or the Other Stockholder's Offered Shares will be made by certified or official bank check, payable to the order of such Management Stockholder or Other Stockholder, as the case may be, against delivery by such Management Stockholder or Other Stockholder to the party purchasing such Offered Shares of (a) a certificate or certificates representing the Offered Shares so sold, duly endorsed for transfer to the purchasing party or accompanied by a stock transfer power duly endorsed for transfer, with all requisite stock transfer taxes paid and stamps affixed and (b) written representations and warranties of such Management Stockholder or Other Stockholder to the effect that: (i) such Management Stockholder or Other Stockholder is the record and beneficial owner of the Shares being purchased and sold, has good and valid title to the Shares and the absolute right to transfer the same to the purchaser, and the same, upon transfer to the purchaser, will be free and clear of all claims, liens, pledges, restrictions (other than restrictions imposed by this Agreement and restrictions under federal and state securities laws) or encumbrances of any nature whatsoever; (ii) such Management Stockholder or Other Stockholder has full power, authority or capacity, as applicable, to perform the terms of this Agreement relating to such purchase and sale; and (iii) any consent or approval of any governmental authority, court or third person required to be obtained by such Management Stockholder or Other Stockholder to permit the Transfer of the Shares has been obtained.

     3.6 CLOSING DATE. The closing of the sale and delivery of Offered Shares being purchased and sold pursuant to this Section 3 to the Company (or its designee) or an Eligible Stockholder, and payment for such Offered Shares, will be held at a time and place designated by the Company as follows:

          (a) If the Company has elected to purchase, or cause its designee to purchase, all of the Offered Shares, any date on or prior to the twentieth
     (20th) business day after the date on which the Management Stockholder or the Other Stockholder receives notification of the Company's intention to so purchase; or

          (b) In all other cases, any date on or prior to the twentieth (20th) business day after the last day upon which any Eligible Stockholder can elect to purchase Offered Shares pursuant to this Section 3.

     3.7 RESTRICTIONS. Notwithstanding the foregoing provisions of this Section 3 to the contrary, no Management Stockholder or Other Stockholder shall (a) deliver any Notice of Intention to Sell if such Management Stockholder or Other Stockholder did not at the time of giving such Notice of Intention to Sell have a good faith belief that such purchaser would purchase all of the Offered Shares at the price and on the terms contained in the Notice of Intention to Sell or
(b) Transfer any Shares to any competitor of the Company or any employee, shareholder, officer, director or other Affiliate of any such competitor of the Company, as determined in good faith by the Board of Directors, without the prior written consent of the Company. In the event that the Company does not provide written notice during the Acceptance Period that the Board of Directors has determined that such Transfer may not be made for competitive reasons as provided above, the Management Stockholder or Other Stockholder will be deemed to have met its obligations under clause (b) of the previous sentence.

     3.8 DISCRETION OF BOARD OF DIRECTORS. Notwithstanding the foregoing provisions of this Section 3 to the contrary, the Board of Directors may, in its sole and absolute discretion, authorize the Transfer of any Shares by any Management Stockholder or Other Stockholder without compliance with this Section 3.

SECTION 4. TAG-ALONG/CO-SALE RIGHTS

     4.1 TAG-ALONG RIGHTS.

     (a) If the Kirtland Entities desire to Transfer any Shares (other than a Transfer pursuant to Section 2.1(c) of this Agreement) whether by sale, merger or otherwise (a "Sale") and Kirtland does not elect to exercise its rights under
Section 4.2, then at least fifteen (15) days prior to the closing of such Sale, Kirtland shall make an offer (the "Participation Offer") to the Management Stockholders and the Other Stockholders to include in the proposed Sale a portion of each Management Stockholder's or Other Stockholder's Shares (other than Restricted

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Shares) that represents the same percentage of such Shares (other than
Restricted Shares) as the Shares being Transferred by the Kirtland Entities represent to all Shares held by the Kirtland Entities.

     (b) The Participation Offer must describe the terms (including purchase price) and conditions of the proposed Sale and the number of Shares (other than Restricted Shares) that a Management Stockholder or Other Stockholder may Transfer in the proposed Sale and must be conditioned upon (i) the consummation of the transactions contemplated in the Participation Offer, and (ii) each Management Stockholder's or Other Stockholder's execution and delivery of all agreements and other documents as may be reasonably required by the acquiror in connection with such Sale. If any Management Stockholder or Other Stockholder accepts the Participation Offer, the Kirtland Entities will reduce, to the extent necessary, the number of Shares they otherwise would have Transferred in the proposed Sale so as to permit those Management Stockholders and/or Other Stockholders who have accepted the Participation Offer to Transfer the number of Shares (other than Restricted Shares) that they are entitled to Transfer under this Section 4, and such Management Stockholders and/or Other Stockholders shall Transfer the number of Shares (other than Restricted Shares) specified in the Participation Offer to the proposed transferee in accordance with the terms set forth in the Participation Offer.

     (c) Any Management Stockholder or Other Stockholder that desires to exercise its right to Transfer Shares (other than Restricted Shares) in the Participation Offer shall deliver notice to Kirtland within ten (10) days after its receipt of the Participation Offer, specifying the number of Shares (other than Restricted Shares) (up to the number of such Shares specified in the Participation Offer) that such Management Stockholder or Other Stockholder desires to Transfer Shares (other than Restricted Shares) in the Participation Offer, whereupon such Management Stockholder or Other Stockholder shall be obligated to Transfer such Shares (other than Restricted Shares) at the closing of such Sale, if and when it occurs.

     (d) Notwithstanding anything contained in this Agreement to the contrary and subject to the terms and conditions of that certain Registration Rights Agreement of even date herewith by and among the Management Stockholders, the Other Stockholders and the Company, the tag-along rights set forth in this
Section 4.1 shall not apply in connection with any Sale by any Kirtland Entity of Shares to the public pursuant to a public offering of equity securities of the Company or any Subsidiary of the Company.

     4.2 CO-SALE RIGHTS.

     (a) In connection with any Sale, Kirtland has the right to require each Management Stockholder and Other Stockholder to Transfer a portion of such Management Stockholder's or Other Stockholder's Shares (and, in the case of the Management Stockholders and to the extent permitted under the terms of the applicable option plan, a portion of such Management Stockholder's Vested Options) that represents the same percentage of such Management Stockholder's or Other Stockholder's Shares and Options, as applicable, as the Shares being Transferred by the Kirtland Entities represent of the Kirtland Shares. All Shares Transferred by Management Stockholders and the Other Stockholders pursuant to this Section 4.2 must be Transferred at the same price and terms (including form of consideration) as the Shares being Transferred by the Kirtland Entities. All Options Transferred by Management Stockholders pursuant to this Section 4.2 must be Transferred at the same price (less the applicable exercise price in respect of each such Option) and terms (including form of consideration) as the Shares being Transferred by the Kirtland Entities.

     (b) Kirtland shall give the Company, the Management Stockholders and the Other Stockholders at least fifteen (15) days' prior written notice of any Sale as to which Kirtland intends to exercise its rights under Section 4.2(a).

     4.3 SALE REQUIREMENTS. All Management Stockholders and Other Stockholders, if Kirtland elects to exercise its rights under Section 4.2(a), or the electing Management Stockholders and/or Other Stockholders if such Management Stockholders and/or Other Stockholders elect to exercise their rights under
Section 4.1(a), shall (i) take such actions as may be reasonably requested by Kirtland in connection with consummating the Sale, (ii) vote in favor of, consent to, and raise no objections against, the Sale or the process pursuant to which the Sale was arranged, (iii) waive any dissenter's rights and other similar rights, (iv) if the Sale is structured as a sale of Shares, agree to sell its Shares and Options, as applicable, on the terms and conditions of the Sale and (v) execute and deliver such documents as may be reasonably requested by Kirtland in connection with any Sale, including,

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without limitation, written consents of stockholders, proxies, letters of transmittal, purchase agreements and stock powers, in each case so long as the Kirtland Entities also have executed such documents on no more favorable a basis than the Management Stockholders and the Other Stockholders. At the closing of such Sale, the participating Management Stockholders and Other Stockholders shall deliver certificates for all Shares (or, in the case of the Options, such reasonable and customary transfer documentation as may be specified by Kirtland) to be Transferred by Management Stockholders or Other Stockholders, duly endorsed for transfer, to the purchaser against delivery of the appropriate purchase price.

     4.4 COST OF SALE. In connection with any Sale, Kirtland may, or may cause the Company or the Company's Subsidiaries to, hire legal counsel and other professional advisors as it deems necessary or desirable to effectuate the contemplated transaction on behalf of all of the participating Stockholders. All Stockholders participating in such Sale agree to bear their pro rata share (based upon the number of Shares and Options, as applicable, sold or to be sold) of the reasonable costs of such Sale to the extent such costs are not otherwise paid by the Company or the acquiring Person whether or not such Sale closes. Costs incurred by any Stockholder on its own behalf (other than the costs of the professional advisors hired by Kirtland) will not be considered costs of a Sale and must be paid solely by such Stockholder.

     4.5 ASSET SALE. In the event that Kirtland determines to pursue a sale of all or substantially all of the assets of the Company, the Management Stockholders and the Other Stockholders shall participate therein and take the action contemplated in this Section 4.0 to the extent applicable so long as the Management Stockholders and the Other Stockholders are treated no less favorably than the Kirtland Entities (including form of consideration) in any such transaction.

     4.6 PRICE. For the purposes of this Section 4, unless the context otherwise requires, the term "price" shall mean all consideration received by the Kirtland Entities and their Affiliates in connection with a Sale other than compensation for bona fide services provided by the Kirtland Entities and their Affiliates as determined by the Board of Directors.

SECTION 5. REPURCHASE OF MANAGEMENT SHARES

     Shares held by a Management Stockholder are subject to repurchase upon the occurrence of a Management Stockholder Repurchase Event as follows:

     5.1 PUT OPTION.

     (a) Upon the death or Disability of a Management Employee or the termination of employment of a Management Employee by the Company or a Subsidiary of the Company without Cause, such Management Employee (or the estate or legal representative of such Person) will have the option (the "Put Option") to require the Company, subject to Section 8 of this Agreement, to purchase all but not less than all of (i) the Shares held by such Person at a price per Share equal to the Fair Value of such Shares and (ii) the Vested Options held by such Person at a price per Option equal to the Fair Value per share subject thereto less the exercise price of the applicable Vested Option. Such Put Option must be exercised by written notice to the Company no later than six (6) months from the date of death or Disability or termination by the Company without Cause specifying the name of the Management Employee and the number of Shares (including Shares subject to Vested Options) owned by such Management Employee (the "Put Option Shares").

     (b) Subject to the limitations set forth in Section 8, upon the giving of notice of exercise of the Put Option pursuant to Section 5.1(a), a purchase and sale agreement will be deemed to have been created between the Company, as purchaser, and the owners of Put Option Shares, as sellers, providing for the purchase and sale of the Put Option Shares upon the terms determined under
Section 5.1(a). Subject to the provisions of Section 8, such purchase and sale will be consummated on a date determined by the Company not later than the 45th day following the giving of notice of exercise of the Put Option pursuant to
Section 5.1(a).

     5.2 CALL OPTION. Subject to the limitations set forth in Section 8, upon the termination of a Management Employee for any reason, the Company will have the option (the "Call Option") exercisable at any time within six (6) months from the date of such termination, by delivering written notice to the subject Management Employee and his or her respective Management Transferees (or the estate or legal representative of such

Persons) to require such Persons to sell all of (i) the Shares owned by such Persons (the "Call Option Shares") at a price per share equal to the Fair Value of such Shares and (ii) the Vested Options held by such Persons at a price per Option equal to the Fair Value per share less the exercise price of the applicable Vested Option.

     5.3 CONSUMMATION OF PURCHASE PURSUANT TO CALL OPTION. Subject to the limitations set forth in Section 8, upon the giving of notice of exercise of the Call Option pursuant to Section 5.2, a purchase and sale agreement will be deemed to have been created between the Company, as purchaser, and the owners of the Call Option Shares, as sellers, providing for the purchase and sale of the Call Option Shares upon the terms determined under Section 5.2. Subject to the provisions of Section 8, such purchase and sale will be consummated on a date determined by the Company not later than the 45th day following the giving of notice of exercise of the Call Option pursuant to Section 5.2.

     5.4 TRANSFER TERMS. Any Management Stockholder transferring any Shares to the Company pursuant to Section 5 shall do so by delivering to the Company (i) the certificate representing the Shares to be Transferred duly endorsed (or accompanied by an irrevocable stock power duly endorsed) and in proper form for transfer and customary transfer documentation for any Vested Options and (ii) a written representation and warranty in accordance with the provisions of Section
5.5. In the case of the exercise of the Call Option by the Company, the Call Option will be effective notwithstanding the failure of any Management Stockholder to make the deliveries specified in this Section 5.4. In the event of such failure, such Management Stockholder shall be deemed to have appointed any officer of the Company to execute and deliver stock powers and any other documents deemed reasonably necessary or appropriate by the Company to complete the Transfer of Shares by such Management Stockholder. In the event of a Transfer of Shares pursuant to Section 5.1 or Section 5.2, subject to Section 8, the purchase price must be paid in cash at closing in immediately available funds.

     5.5 ABSENCE OF ADVERSE CLAIMS. Each Management Stockholder Transferring Shares pursuant to Section 5.1 or 5.2 shall represent and warrant to the Company that:

          (a) the seller is the sole owner of record and beneficially of the Shares being purchased and sold, has good and valid title to such shares and the absolute right to Transfer the applicable Shares and Vested Options to the Company; and, upon Transfer to the Company, the same will be free and clear of all claims, liens, pledges, restrictions (other than any restrictions imposed by this Agreement and restrictions under federal and state securities laws) or encumbrances of any nature whatsoever;

          (b) the seller has full power and capacity to perform the terms of this Section 5 relating to such purchase and sale;

          (c) the Transfer of the Shares and Vested Options by the seller as contemplated by this Section 5 is not subject to the consent or approval of any governmental authority, court or Person required to be obtained by the seller (except for such consents or approvals as have been obtained); and

          (d) the compliance with and performance of the terms and provisions of this Section 5 relating to such purchase and sale by or on the part of the seller will not conflict with or result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which the seller is a party or by which the seller may be bound, or give rise to a right of termination or accelerate the performance of any obligation thereunder, or constitute a default thereunder or result in the creation or imposition of any claim, liens, pledges, restrictions or encumbrances of any nature whatsoever against the Shares being purchased and sold.

SECTION 6. LEGEND ON SHARE CERTIFICATES

     All certificates representing Shares now or hereafter held by a Stockholder will be endorsed with the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (A) THEY ARE REGISTERED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR (B) THE COMPANY HAS RECEIVED EVIDENCE SATISFACTORY TO

     IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH PROPOSED DISPOSITION IS EXEMPT FROM SUCH REGISTRATION.

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS
     AND CONDITIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF             , 1999
     TO WHICH THE COMPANY IS A PARTY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATE SECRETARY OF THE COMPANY."

SECTION 7. DURATION OF AGREEMENT

     This Agreement will terminate and be of no further force and effect upon the first to occur of (a) the date that the Kirtland Entities shall cease to own any Shares, (b) the date of the consummation of a public offering of any equity securities of the Company or any Subsidiary of the Company and (c) the date upon which Kirtland, the holders of at least fifty percent (50%) of the Shares then held by Management Stockholders and the holders of at least fifty percent (50%) of the Shares then held by Other Stockholders agree in writing to terminate this Agreement.

SECTION 8. COMPANY'S INABILITY TO SATISFY OBLIGATIONS

     (a) The Company shall not be required to repurchase any Shares or Vested Options under Section 5 if, in the reasonable good faith judgment of the Board of Directors such performance would violate (i) the provisions of the Company's Articles of Organization, the Company's By-Laws, any Credit Agreement or (ii) any statute, common law doctrine, rule, regulation, decree or order ("Legal Restrictions") to which the Company is subject or if the Company is unable to lawfully obtain through receipt of a dividend from any Subsidiary funds sufficient to effect such a repurchase. In the event the Company's repurchase is subject to a Legal Restriction or any restriction imposed by the Articles of Organization or the By-laws of the Company, the Company will use commercially reasonable efforts so as to address any such restriction so the Company is then permitted to make any outstanding repurchases. If the provisions of this Section 8(a) limit the Company's purchase of the Shares and Vested Options, if any, of more than one Management Stockholder, then, with respect to any Shares or Vested Options which the Company becomes obligated to purchase simultaneously, the Company shall purchase such Shares and Vested Options, if any, when permitted, on a pro rata basis from each such Management Stockholder.

     (b) In the event that the Company is not required, pursuant to Section 8(a), to consummate a repurchase of Put Option Shares in the time period set forth in Section 5.1(b), the Company shall deliver a notice (the "Deferral Notice") to the applicable Management Stockholder, and at such Management Stockholder's request, representatives of the Company will meet to discuss the basis for such deferral pursuant to Section 8(a). Such purchase and sale of the Put Option Shares shall be at the price effective as of the last day of the calendar quarter immediately preceding the date on which such purchase and sale may be consummated pursuant to Section 8(a). Subject to the provisions of
Section 8(a), such purchase and sale will be consummated on a date determined by the Company not later than the 45th day following the date on which such purchase and sale may be consummated pursuant to Section 8(a).

     (c) In the event that the Company is not required, pursuant to Section 8(a), to consummate such repurchase of Call Option Shares in the time period set forth in Section 5.3, the Company shall deliver a Deferral Notice to the applicable Management Stockholder, and at such Management Stockholder's request, representatives of the Company will meet to discuss the basis for such deferral pursuant to Section 8(a). In such event, the applicable Management Stockholder shall have the right to elect (i) to receive the repurchase price in the form of a Qualified Note subject to the provisions of Section 8(a) or (ii) to cause the Company to repurchase the Call Option Shares in the same manner and using the same pricing methodology as set forth in Section 8(b) above. Any such election must be made by a Management Employee within fifteen (15) days after receipt of the Deferral Notice. If the Management Employee elects to receive a Qualified Note, and the Company is then permitted under the terms of its Credit Agreements to issue a Qualified Note, the Company will promptly pay the repurchase price by issuing a

Qualified Note in the applicable amount. If the Company is not thus permitted to issue a Qualified Note, the Company will defer the repurchase as contemplated by clause (ii) above.

SECTION 9. PREEMPTIVE RIGHTS

     (a) Subject to the provisions of this Section 9, in the event that any Kirtland Entity or any Affiliate of any Kirtland Entity purchases Shares from the Company subsequent to the date of this Agreement, each Management Stockholder (other than a Management Employee who ceases to be an employee of the Company or any Subsidiary of the Company for any reason and his or her respective Management Transferees) and each Other Stockholder will have the right to purchase from the Company, during a reasonable time to be fixed by the Board of Directors (which will not be less than ten (10) days), such number of Shares equal to (i) that number of such Shares proposed to be issued by the Company multiplied by (ii) a fraction, the numerator of which equals the aggregate number of Shares (other than Restricted Shares, as applicable) owned by such Stockholder and the denominator of which equals the aggregate number of Shares (other than Restricted Shares) issued and outstanding at such time, at a price or prices and on other terms not less favorable to such Stockholder than the price or prices and other terms at which such Shares are proposed to be offered for sale to any Kirtland Entity or any Affiliate of any Kirtland Entity.

     (b) The Company will provide written notice to each Stockholder entitled to purchase Shares in accordance with this Section 9 setting forth the time within, and the price and other terms and conditions upon which, such Stockholder may purchase such Shares. Any Shares which the Company proposes to issue or sell which are not purchased by Stockholders pursuant to this Section 9 may be issued or sold by the Company to any Kirtland Entity or any Affiliate of any Kirtland Entity within ninety (90) days after the expiration of the period during which such Stockholders shall have the preemptive right to purchase, but the Company shall not sell or issue any such Shares after such ninety day (90-day) period without renewed compliance with this Section 9.

SECTION 10. REPORTS

     The Company shall provide to (i) each Other Stockholder quarterly and annual financial reports (without exhibits), as soon as practicable after the completion of such reports, and (ii) in the event that the Company files quarterly and annual reports with the Securities and Exchange Commission, each Other Stockholder and to each Management Stockholder following the termination of his employment with the Company so long as such Person continues to be a Stockholder, copies of such reports (without exhibits) to such Stockholders as soon as practicable after the date of such filing.

SECTION 11. BOARD OF DIRECTORS.

     The Kirtland Entities shall vote their Shares in such a way so as to elect the Chief Executive Officer of the Company and one other person designated by the Chief Executive Officer of the Company to the Board of Directors in addition to such other directors that the Kirtland Entities may elect, in their sole discretion, from time to time.

SECTION 12. CONFIDENTIALITY

     Each of the Kirtland Entities, each Management Stockholder and each Other Stockholder agrees that all trade secrets, customer lists and other confidential business information are the exclusive property of the Company, and each of the Kirtland Entities, each Management Stockholder and each Other Stockholder shall not at any time directly or indirectly reveal or cause to be revealed to any Person such trade secrets, customer lists and other confidential business information obtained as a result of its or his or her employment or relationship with the Company; provided that the foregoing shall not (i) prevent any Management Stockholder or Other Stockholder from disclosing any of the foregoing during his or her employment with the Company or any of its Subsidiaries as part of his or her work on behalf of the Company, (ii) apply to any of the foregoing once it is publicly available through no fault of the applicable Kirtland Entity, Management Stockholder or any Other Stockholder, (iii) prevent any of the Kirtland Entities, any Management Stockholder or any Other Stockholder from engaging in any legally required or compelled disclosure, provided such Kirtland Entity, Management

Stockholder or Other Stockholder gives the Company prior notice and a reasonable opportunity to minimize or contest the applicability of such required or compelled disclosure or (iv) prevent any of the Kirtland Entities, any Management Stockholder or Other Stockholder from disclosing any of the foregoing as is appropriate and customary in the ordinary course of, and in furtherance of, the business of the Company or its Subsidiaries. Upon termination of his or her employment, each Management Stockholder agrees to return to the Company and the Subsidiaries of the Company any and all materials and information in tangible or electronic form concerning the business and affairs of the Company or any of its Subsidiaries except that any such Management Stockholder may, so long as such Person remains a Stockholder, retain financial information pertaining to the Company solely for his or her personal use and shall return all such information promptly following the date that such Person ceases to be a Stockholder.

SECTION 13. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder severally represents and warrants to the Company and to each other Stockholder as follows as may be applicable to such Stockholder:

          (a) If a corporation, the Stockholder is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has requisite corporate power and authority to enter into this Agreement and to undertake the transactions contemplated in this Agreement;

          (b) If a partnership, the Stockholder is a partnership duly organized, validly existing, and in good standing under the laws of the state of its formation and has requisite partnership power and authority to enter into this Agreement and to undertake the transactions contemplated in this Agreement;

          (c) If a limited liability company, the Stockholder is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation and has the requisite limited liability company power and authority to enter into this Agreement and to undertake the transactions contemplated in this Agreement;

          (d) If an individual, the Stockholder is legally competent to enter into this Agreement and to undertake the transactions contemplated in this Agreement;

          (e) The address of the Stockholder set forth on the signature page is true, correct and complete; and

          (f) This Agreement has been duly and validly authorized, executed, and delivered by the Stockholder and constitutes the legal, valid, and binding obligation of the Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally.

SECTION 14. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each Stockholder as follows:

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority to enter into this Agreement and to undertake the transactions contemplated in this Agreement; and

          (b) This Agreement has been duly and validly authorized, as applicable, executed, and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally.

SECTION 15. GOVERNING LAW; CONSTRUCTION

     This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules. The headings or titles to Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any Section. Unless otherwise specifically stated, references in this Agreement to Sections or Schedules refer to Sections and Schedules of this Agreement.

SECTION 16. CONSENT TO JURISDICTION AND SERVICE OF PROCESS

     Each Stockholder irrevocably consents to the non-exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, agrees that any action, suit or proceeding by or among the Stockholders (or any of them) or the Company and any Stockholder may be brought in any court in the Commonwealth of Massachusetts, and waives any objection which the Stockholder may now or hereafter have to the choice of forum whether personal jurisdiction, venue, FORUM NON CONVENIENS or on any other ground. Each Stockholder hereby irrevocably designates, appoints and empowers the Secretary of the Commonwealth of Massachusetts to receive for and on behalf of such Stockholder service of process in the Commonwealth of Massachusetts, and each Stockholder irrevocably consents to the service of process outside of the territorial jurisdiction of said courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to such Stockholder's last known address as shown in the records of the Company with the same effect as if the Stockholder were a resident of the Commonwealth of Massachusetts and had been lawfully served in such Commonwealth. Nothing in this Agreement will affect the right to service of process in any other manner permitted by law. Each Stockholder further agrees that final judgment against it or him in any such action or proceeding will be conclusive and may be enforced in any other jurisdiction within or outside the Commonwealth of Massachusetts by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of such judgment.

SECTION 17. BENEFITS OF AGREEMENT; ASSIGNMENT

     This Agreement is binding upon and inures to the benefit of the parties and their respective successors, permitted assigns, heirs, executors, administrators, and legal representatives. Except as otherwise provided in this Agreement, neither the Company nor any Stockholder may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Company.

SECTION 18. NOTICES

     All notices, requests, consents, and other communications must be in writing, delivered in person or duly sent by recognized overnight courier or sent by facsimile or by first-class registered or certified mail, postage prepaid, addressed as follows:

          (a) If to the Company:              Instron Corporation
                                              100 Royall Street
                                              Canton, Massachusetts 02021
                                              Facsimile:
                                              Attn: Chief Executive Officer

                                              and

                                              Kirtland Capital Partners III L.P.
                                              2550 SOM Center Road, Suite 105
                                              Willoughby Hills, Ohio 44094
                                              Facsimile: 440/585-9699
                                              Attn: Thomas N. Littman

                                              with copies to:

                                              Jones, Day, Reavis & Pogue
                                              901 Lakeside Avenue
                                              Cleveland, Ohio 44114
                                              Facsimile: 216/579-0212
                                              Attn: Charles W. Hardin, Jr.

                                              Bingham Dana LLP
                                              150 Federal Street
                                              Boston, Massachusetts 02110
                                              Facsimile: 617/951-8736
                                              Attn: John R. Utzschneider

                                              Skadden, Arps, Slate, Meagher & Flom LLP
                                              One Beacon Street
                                              Boston, Massachusetts 02108
                                              Facsimile: 617/573-4822
                                              Attn: Thomas J. Dougherty

          (a) If to the Stockholders, at the addresses shown below their names on the signature page attached to this Agreement, or to such other address which has been designated by notice in writing by such party to the others in accordance with the provisions of this Section 18.

Each party will at all times have an address to which any communications may be sent. All such notices, requests, consents and other communications will be deemed to have been received (i) in the case of personal delivery or facsimile, on the date of such delivery, (ii) in the case of delivery by recognized overnight courier service, on the first business day following delivery of such notice to the overnight courier, and (iii) in the case of mailing, on the third
(3rd) business day following such mailing.

SECTION 19. MODIFICATION AND WAIVER

     Except as otherwise provided in this Agreement, neither this Agreement, nor any provision of this Agreement, may be modified, changed, waived, discharged or terminated except by an instrument in writing signed by the Company, Kirtland, the holders of at least fifty percent (50%) of the Shares held by Management Stockholders and the holders of at least fifty percent (50%) of the Shares held by the Other Stockholders.

SECTION 20. ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement among the parties with respect to matters or understandings involving the ownership, control or disposition of the Shares, and supersedes in its entirety any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such ownership, control or disposition.

SECTION 21. SEVERABILITY

     If any provision of this Agreement, or the application of such provision to any Person or circumstance, is adjudged or ruled to be invalid or unenforceable, the remaining provisions of this Agreement and the application of such provisions to other Persons or circumstances will not be affected by such invalidity or unenforceability.

SECTION 22. REMEDIES

     The parties recognize and agree that if the Company or any of the Stockholders breaches its or his obligations under this Agreement, the other parties may not have an adequate remedy at law. Such breach will cause such other parties irreparable harm for which there may be no adequate remedy at law. If any party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to the remedies of specific performance and injunctive relief, and any such Person against whom such action or proceeding is brought hereby waives any claim or defense that there is an adequate remedy at law. The right to obtain an injunction hereunder will not be considered a waiver of any right on the part of the non-breaching parties to recover damages and to assert any other claims for remedies which such parties may have at law or in equity. The non-prevailing party in any such action agrees to bear any expenses incurred by the prevailing party, including reasonable attorneys' fees, in enforcing its rights under this Agreement.

SECTION 23 GENDER

     Whenever the context requires, pronouns of any gender will be deemed to include and designate the feminine, masculine or neuter gender.

SECTION 24. COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have duly executed or caused this Agreement to be executed as of the day and year first above written.

                                          INSTRON CORPORATION

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          Address:

                                          KIRTLAND CAPITAL PARTNERS III L.P.

                                          By: Kirtland Partners Ltd., its
                                          general partner

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          Address:
                                          2550 SOM Center Road
                                          Suite 105
                                          Willoughby Hills, Ohio 44094

                                          KIRTLAND CAPITAL COMPANY III LLC

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                          Address:
                                          2550 SOM Center Road
                                          Suite 105
                                          Willoughby Hills, Ohio 44094

                                          [OTHER KIRTLAND ENTITIES]

                                          --------------------------------------
                                          James M. McConnell

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Joseph E. Amaral

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Kenneth L. Andersen

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          John R. Barrett

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Jonathan L. Burr

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Yahya Gharagozlou

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Arthur D. Hindman

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          William Milliken

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Linton A. Moulding

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Norman Smith

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          George S. Burr

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Helen L. Burr

                                          Address:
                                          [INSERT ADDRESS]

                                          --------------------------------------
                                          Harold Hindman

                                          Address:
                                          [INSERT ADDRESS]

                                          THE HAROLD HINDMAN TRUST -- 4/11/69

                                          By:
                                          --------------------------------------
                                          Title:

                                          By:
                                          --------------------------------------
                                          Title:

                                          [INSERT ADDRESS]